Exhibit 10.10.4

Form of

EXECUTIVE SELECTIVE SEVERANCE PROGRAM
NOTIFICATION LETTER

To:                                              Notice Date:

Due to the restructuring of the organization during [insert date], your employment with the Company will be terminated on [insert date], which shall be your last day of actual work. You will step down as a Named Executive Officer as of [insert date].

As a result, you are eligible for a severance allowance and other benefits under the Company’s 2014-2016 Executive Selective Severance Program (“Program”).

If you meet (and continue to meet) the terms and conditions of the Program, you will be eligible for Program benefits as follows:

Severance Payments

•
Following the termination of your employment, you will be paid severance equal to [insert amount], in equal installments through [insert date], which is [x] months of your base salary, as in effect on the date of this notice.

•
Severance payments under the Program will be made on regular paydays, less applicable payroll deductions and in accordance with the Company’s regular payroll practices, for the respective period authorized; there will be no lump sum payments except for vacation pay accrued and unused as of your termination of employment.

•
In the event of your death at any time during which severance payments remain payable to you hereunder, such payments shall be made to the party or parties identified as your “beneficiary” or “beneficiaries” named in the beneficiary designation most recently filed by you with the Company under the Company’s Basic Life Insurance Group Policy prior to the termination of your employment. If no such designation is on file with the Company at the time of your death, or if no designated beneficiary has survived you, the terms of the Program will dictate how remaining severance payments, if any, are made.

•	The severance payments will be in addition to pension payments if you are eligible and elect to concurrently retire.

•
Participants in the GrafTech International Holdings Inc. Retirement Plan who are terminated under the Program will receive credit (up to a maximum of two years) in order to satisfy the age and/or service requirements under the Retirement Plan.

Medical, Dental, and EAP Benefits

•
Medical coverage for you and your eligible dependents: You may continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at active employee rates for twelve (12) months following your termination of employment under the same premium arrangements as active employees, but only until eligible for coverage under another group plan and thereafter under applicable COBRA rates, provided you are entitled to continuation coverage at such time under COBRA. The continuation of medical coverage for employees terminated under the Program will be coordinated with applicable state and federal laws. Any such continuation of medical coverage will be included as part of the continuation of benefits under COBRA.

•    Dental coverage for you and your eligible dependents: You may continue group dental coverage under COBRA for twelve (12) months following your termination of employment under the same premium arrangements as active employees, but only until eligible for coverage under another group plan and thereafter under applicable COBRA rates, provided you are entitled to continuation coverage at such time under COBRA. The continuation of dental coverage for employees terminated under the Program will be coordinated with applicable state and federal laws. Any such continuation of dental coverage will be included as part of the continuation of benefits under COBRA.

•    Employee Assistance Program: If you elect to participate in this Program but decline medical coverage, you may continue participation in the Employee Assistance Program (EAP) for six (6) calendar months following your termination of employment.

Other Benefits

•	Incentive Compensation Programs:

◦
If you are a participant in the GrafTech International Ltd. Executive Incentive Compensation Program (“EICP”) or employee Incentive Compensation Program (“ICP”) and are on the payroll as of the last day of the applicable performance period and were eligible to receive an Award (as defined in the EICP or ICP) for such performance period, you will have an individual multiplier of 100% of the earned Award based on the results of the business, local, or individual metrics identified for that performance period and will be payable at the same time Awards are payable to active employees of the Company.

◦	If you are a participant in the GrafTech International Ltd. Equity Incentive Plan (the “EIP”) with an outstanding Award (as defined in the EIP), you shall be entitled to the following:

▪
Notwithstanding the terms of the applicable Award Agreement (as defined in the EIP), immediate vesting as of termination of employment of Options (as defined in the Plan) that would have vested in 2015 had you remained employed with the Company; all vested Options (including options vesting pursuant to the proceeding clause) remain outstanding for 12 months following the date of such termination (or 36 months, if termination is after you reach age 50 with at least ten years of employment with the Company), but not beyond the original term thereof (after which time they shall expire and be forfeited if unexercised).

▪
Notwithstanding the terms of the applicable Award Agreement, immediate vesting as of the termination of employment of Restricted Stock Unit Awards (as defined in the EIP) that would have vested in 2015 had you remained employed with the Company; all such awards shall be paid in accordance with the terms of the applicable Award Agreement.

▪
Performance Share Unit Awards (as defined in the EIP) shall be earned or vested as provided in the applicable Award Agreement and shall be payable in accordance with the terms of the applicable Award Agreement.

•
Outplacement Assistance: The Company will provide Outplacement Assistance under an executive level program for six (6) months from the date that you initiate this service with the vendor, provided that you initiate the service within three (3) months following the termination of your employment with the Company. If you are interested in Outplacement Assistance, please contact your Human Resources manager.

Section 409A

For purposes of this letter, in accordance with the terms of the Program, references to “termination of employment”, “separation from employment” and the like, when referenced for purposes of determining when you are eligible to commence receipt of payments, refers to a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Program is intended to be a “separation pay plan” within the meaning of Section 409A, such that payments made under the Program are exempt from Section 409A. Each payment or benefit under the Program shall be a separate payment. Notwithstanding anything in this letter to the contrary, in the event it is determined that the Program, or any payment hereunder, is not a separation pay plan or exempt from the application of Section 409A, then any payments of “deferred compensation” (within the meaning of Section 409A) payable upon your separation from service if you are a “specified employee” (within the meaning of Section 409A) shall not commence until the first scheduled payroll date following the six month anniversary of your “separation from service” (within the meaning of Section 409A).

Except as otherwise explicitly indicated, eligibility for the above benefits is subject to the following:

•    You must execute the attached Release and return it to your Human Resources Manager NO EARLIER THAN the last day worked and NO LATER THAN [insert date], which is at least forty-five (45) calendar days after you receive this letter and the Release. You are advised to review the Release with an attorney.

You will not receive Program benefits if you:

•    Are discharged by the Company prior to the last day of work for Cause. “Cause” shall exist only if you engaged in conduct demonstrably and materially injurious to the Company, monetarily or otherwise and, after your receipt of a copy of a resolution, duly adopted by the unanimous affirmative vote of the entire membership of the Board of Directors of GrafTech International Ltd. (the “Board”) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you are guilty of the conduct set forth and specifying the particulars thereof in detail. For purposes of “Cause”, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by you in good faith and in the best interests of the Company.

•    Breach a contractual or legal obligation to the Company, including but not limited to any noncompetition, confidentiality or other restrictive covenant to which you are bound.

•	Do not acknowledge the Notification Letter by signing and returning it within five (5) business days following the Notice Date, or such other period agreed to by the Company in writing.

•	Do not sign and return the Release in the time frame specified above, or elect in writing to revoke the Release within seven (7) calendar days after its execution.

Your benefits under the Program will cease if you:

•	Breach the terms of the restrictive covenants in Exhibit A attached hereto.

Your benefits under the Program will be forfeited and you will be required to return the benefits you received under the Program in the following circumstances:

•	You violate the terms of the Release (as set forth in the Release).

•
You engage in Detrimental Conduct (as defined in the EIP), whether before, on, or following your last day of work, such that the Company would have the right (as if your employment had not terminated) to forfeit an award granted under the EIP.

•	You fail to return to the Company upon request all Company property which is in your possession.

•
You fail to continue to respect the trade secrets and other confidential information to which you have had access while employed or fail to abide by all of your contractual and legal obligations related thereto.

•
You make any critical or derogatory remarks concerning the management, operation or products of the Company or the Company’s officers, managers, employees, shareholders and affiliates, board members, customers, or vendors, or, without limiting but subject to the foregoing, you take any other action which could reasonably affect the Company’s reputation or the reputation of the previously mentioned persons. This shall not apply to remarks required by law or given in response to subpoenas, interrogatories, law enforcement, regulatory or administrative requests or the like, in each case which you believe to be truthful.

•
You fail to cooperate in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during the term of your employment. Any such cooperation may include, without limitation, appearances in court or discovery proceedings. If the Company makes such a request for cooperation, the Company will reimburse you for reasonable travel, lodging, meal and similar out-of-pocket expenses incurred by you (and that are not reimbursed or paid by a third party) in connection therewith upon submission of appropriate supporting documentation.

The cessation of Program benefits for any reason stated above will not affect the continued validity and enforceability of the Release.

If you elect not to participate in the Program described above, you will remain eligible for other benefits prescribed by law, including:

•	Payment of any unused accrued vacation pay to which you are entitled; and,

•	Continuation of health insurance benefits pursuant to COBRA (additional information for which will be provided under separate cover).

The following benefits will terminate upon termination of employment, regardless of whether you elect to participate in the Program:

•	Benefits under our Basic Life Insurance Group Policy will terminate on your termination of employment, but you may convert the group life policy to a private policy.

•
Short and long term disability coverage terminates as of termination of employment. If you become eligible for (and receive) a long term disability benefit following the date of this Notification Letter, such disability benefits may be reduced by Severance Payments, as and when such payments are made, in accordance with the terms of the Long Term Disability Plan.

For the avoidance of doubt, the terms of this Notification Letter are not intended to result in duplication of benefits, if any, payable under any Severance Compensation Arrangement to which you are a party, or under the EICP, the EIP or any other plan, by reason of change in control and this Notification Letter does not replace or supersede the provisions of any such plan or agreement except as explicitly provided herein.

______________________________
(Signature)

Acknowledged and Agreed to by:

________________________________
[Name]
EXHIBIT A

RESTRICTED ACTIVITIES

For a period of two (2) years following the commencement of benefits under the Executive Selective Severance Program (the “Program”), [Name], as an executive selected for eligibility to participate in the Program and receive benefits thereunder (“Executive”), agrees to the following:

(i)    Executive shall not, without the Company’s prior written consent, directly or indirectly, either for himself or on behalf of any other corporation, partnership, company, person, group, or entity, engage in (a) the business of manufacturing, distributing, selling or providing needle coke and/or carbon or graphite products, services, material or equipment of the kind or type which are the same as or similar to those manufactured, distributed, sold or provided by the Company now or at any time while Executive is an employee of the Company, or (b) any other business in which the Company directly or indirectly engages now or at any time while Executive is an employee of the Company. For purposes of this Exhibit A, Executive shall be deemed to “engage in business” if he, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or connected in any manner with, or renders services or advice to, any corporation, partnership, company, person, group or entity engaged in the activities identified above; provided, however, that Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any international, national or regional securities exchange or market or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) Executive does not beneficially own (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding equity thereof (provided, that Executive shall be deemed not to beneficially own any securities owned by a registered or unregistered investment company with more than $50 million under management).

(ii)    The provisions set forth in Section (i) above shall apply only to the reasonable and limited geographic area consisting of (a) any state, country, possession, or territory in which the Company directly or indirectly has offices, operations, or customers, or otherwise conducts business and (b) during Executive’s period of employment, any state, country, possession, or territory in which the Company planned to conduct business.

(iii)    Executive shall not, directly or indirectly, call on, solicit or take away any of the customers or potential customers of the Company on whom Executive called or with whom Executive became acquainted or of which Executive learned during employment with the Company.

(iv)    Executive shall not, directly or indirectly, solicit for employment any employee of the Company or encourage, induce, attempt to induce, or assist another to induce or attempt to induce any employee of the Company to terminate his or her employment with the Company.

(v)    Executive shall not interfere, in any manner, with the business, trade, goodwill, sources of supply, or customers of the Company.

(vi)    If a court of competent jurisdiction determines that the length of time, geographic scope or other restrictions, or any portion thereof, set forth in this Exhibit A is overly restrictive and unenforceable, the court may reduce or modify the same to the maximum limitations permitted by law, and, as so reduced or modified, the restrictions herein shall remain in full force and effect. If a court of competent jurisdiction determines that any provision of this Exhibit A is invalid or against public policy, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

(vii)    Executive acknowledges and agrees that the business of the Company is international in scope and that the restrictions imposed by this Exhibit A are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. The scope and duration of the restrictions contained herein are reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company, and Executive’s relationship with the suppliers and customers of the Company. The restrictions contained herein are not burdensome to Executive in light of the consideration provided hereunder. Moreover, Executive has other means available to him for the pursuit of his livelihood.

(viii)    Executive acknowledges and agrees that in the event of any violation by Executive of the provisions set forth in this Exhibit A, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, in the event of such violation or threatened violation by Executive, the Company shall be entitled to an injunction before trial by any court of competent jurisdiction as a matter of course, in addition to all such other legal and equitable remedies as may be available to the Company. No bond or security needs to be furnished for such injunctive relief. If the Company is required to enforce the provisions set forth above by seeking an injunction, the relevant time periods set forth in this Exhibit A shall commence with the entry of the injunction. In addition to any and all of the rights and remedies which the Company may have against Executive, Executive will be liable to and pay the Company its court costs and reasonable attorneys’ fees incurred in enforcing Executive’s covenants hereunder.
EXECUTIVE SELECTIVE SEVERANCE PROGRAM RELEASE

In consideration of, but subject to, my receipt of Executive Selective Severance Program benefits as described in the Executive Selective Severance Program Notification Letter (“Notification Letter”) to me dated [insert date], I release and discharge GrafTech International Holdings Inc., its parents, subsidiaries and affiliates, and its and their respective successors, assigns, directors, officers, employees, representatives, consultants, advisors, counsel and agents (collectively, the “Company”) from all claims and causes of action whatsoever (whether known or unknown) arising out of my employment or separation from employment through the effective date of this Release. These include, but are not limited to:

1.
claims and causes of action arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621-634) (the “ADEA”), and any other federal, state or municipal employment discrimination statutes pursuant to which claims based on age may be asserted against the Company; and/or

2.	claims and causes of action arising under any federal, state or municipal employment discrimination statutes, as amended, including, but not limited to:

a.	claims of race, color, sex, national origin and religious discrimination or harassment in employment or other claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.,

b.	the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.,

c.	the Labor Management Relations Act, 29 U.S.C. § 141 et seq.,

d.	the Family and Medical Leave Act, 29 U.S.C. § 5601 et seq.,

e.	the Employee Retirement Security Income Act,

f.	the Equal Pay Act,

g.	the Civil Rights Act of 1866,

h.	the Civil Rights Act of 1991,

i.	the Ohio Civil Rights Act, Ohio Rev. Code §4112.01 et seq. or other state’s equivalent statute,

j.	the Ohio Whistleblower Protection Act, Ohio Rev. Code 4113.51 et seq. or other state’s equivalent statute, and/or

3.
any other claim or cause of action whatsoever, including, but not limited to, any statutory or common law claim or cause of action, whether arising at law or in equity, including, but not limited to those sounding in tort, estoppel, public policy, waiver, personal injury, contract, breach of the implied covenant of good faith and fair dealing, fraud, misrepresentation, defamation, libel, slander, retaliation, wrongful discharge, infliction of emotional distress, invasion of privacy, breach of duty, and/ or negligence.

As used herein, “claim” and “cause of action” also include all rights, obligations, liabilities, losses, damages, costs and expenses of any kind.

Except as expressly stated in this Release, I understand and agree that I am waiving and releasing any and all claims or causes of action that I may ever have had or that I now have against the Company, regardless of their nature or origin, and that the fact that such claim or cause of action is not listed above does not mean that such claim or cause of action is not included in this Release. This Release does not apply to any claim or cause of action which, under applicable law, cannot be released or waived. If any claim or cause of action is not subject to release or waiver, then, to the extent permitted by applicable law, I waive any right or ability to be (and agree not to act as) a class or collective action representative and to participate (and agree not to participate) in any putative or certified class, collective or multi-party action or proceeding, in each case in respect of a claim in which the Company is a party. It is expressly understood that I do not waive claims or causes of action that may arise after the effective date of this Release and which are not the subject of this Release. Notwithstanding anything in this Release to the contrary, (i) I am not releasing or waiving any claim or cause of action to indemnification, advancement of expenses or insurance coverage to which I may be entitled under statutes, insurance policies, articles or certificates of incorporation or bylaws, or agreements to which I am a party, as a former director or officer of the Company, (ii) I am not releasing or waiving any claim or cause of action to share in recovery as a member of a class of stockholders of the Company in respect of actions and other proceedings not initiated, commenced or encouraged by me and (iii) to the extent that I may have existing, vested rights under the terms of ERISA plans sponsored by the Company, I understand that my rights to such vested benefits are not released or waived and shall continue to be governed by the terms of the applicable plans, if any. Giving testimony and information and providing documents in response to subpoenas, interrogatories, law enforcement, regulatory or administrative requests and the like shall not constitute initiation, commencement or encouragement of any action or other proceeding.

I understand that, if I do not revoke the Release within seven (7) days after signing it (as provided in the last paragraph of this Release) and later assert any claim or cause of action covered by this Release, I will forfeit all the Executive Selective Severance Program benefits, and must reimburse the Company for all such benefits received. I agree to further reimburse the Company for all reasonable attorneys’ fees and costs it incurs to obtain such reimbursement. I understand that this forfeiture of benefits and reimbursement provision does not apply to any claim or cause of action under the ADEA.

I represent, promise and agree that: (i) neither I nor any agent acting on my behalf has commenced or prosecuted or will commence or prosecute any civil action in any court against the Company on the basis of any claims or causes of action within the scope of this Release; and (ii) if I do commence such a civil action, I will not oppose a motion to dismiss filed by the Company based on this Release. Civil action does not include any administrative proceeding or government action. For the avoidance of doubt, I acknowledge that nothing in this Release shall prohibit me, if I am covered by the SEC’s whistleblower policies under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, from reporting and providing information regarding alleged wrongdoing or securities law violations at the Company to the SEC. I do not waive or release my right to challenge the validity of this Release under the Older Workers Benefit Protection Act of 1990, 29 U.S.C. §626(f), in an appropriate proceeding. I acknowledge that neither this paragraph nor this Release as a whole are intended to be retaliatory.

I agree that, when requested to do so by the Company, I will cooperate in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during the term of my employment. I acknowledge that such cooperation may include, without limitation, appearances in court or discovery proceedings. If the Company makes such a request, I understand that the Company will reimburse me for reasonable travel, lodging, meal and similar out-of-pocket expenses incurred by me (and that are not reimbursed or paid by a third party) in connection therewith upon submission of appropriate supporting documentation.

Without violating the terms of this Release, I understand and agree that I will discuss the terms of this Release only with my attorney, my tax advisor and members of my immediate family, provided that they agree to keep the information in this Release strictly confidential and not disclose it to any other person.

In addition, I understand that this Release is intended to avoid any disputes and it shall not be construed by any person or entity as an admission of any liability or wrongdoing of any kind. I further agree that, upon the Company’s request, I will return to the Company all records, files, equipment, desk or office or file keys, credit cards, computer programs and disks, or other Company property which is in my possession. I agree to continue to respect the trade secrets and other confidential information to which I have had access while employed and will abide by all of my contractual obligations with respect thereto. Furthermore, I agree that, except as otherwise required by law or to give testimony or information in response to subpoena, interrogatories, law enforcement, regulatory or administrative request and the like, in each case that I believe to be truthful, I will not make any critical or derogatory remarks concerning the management, operation or products of the Company or the Company’s officers, managers, employees, shareholders and affiliates, board members, customers, or vendors. Without limiting but subject to the foregoing, I agree not to take any other action which could reasonably affect the Company’s reputation or the reputation of the previously mentioned persons.

I have carefully read and fully understand all the provisions of the Notification Letter and this Release, and I have signed this Release knowingly and voluntarily. I acknowledge that I have (i) been given at least forty-five (45) calendar days to review and consider this Release and accompanying material, (ii) been advised to consult with an attorney before executing this Release, (iii) have had any questions answered to my satisfaction, and (iv) have not relied upon any representation or statement, written or oral, not set forth in this Release or the Notification Letter.

I acknowledge that this Release and the Notification Letter (including Exhibit A thereto) contain the entire understanding between the Company and me, and supersedes all prior agreements and understandings, if any, regarding the subject matter of this Release and the Notification Letter. If any provision of this Release is deemed to be invalid, the remainder of this Release is enforceable in all other respects.

I acknowledge receipt of the Notification Letter and Attachment 1, which contains additional information regarding those eligible and those not selected for the Executive Selective Severance Program benefits as described therein.

I agree and understand that this Release will be binding not only on me but also on my heirs, administrators and assigns with respect to the claims and causes of action covered by this Release. As of the date of my signing of this Release, I have made no assignment of any claims or causes of action against the Company.

Finally, I understand that I can revoke this Release, but only by doing so in writing within a period of seven (7) calendar days following its execution. This Release shall be effective on the eighth calendar day following its execution by me.

_____________________________         ________________________________
Date                        [Name]

IF YOU HAVE QUESTIONS CONCERNING THE EXECUTIVE SELECTIVE SEVERANCE PROGRAM BENEFITS OFFERED TO YOU OR THIS RELEASE, YOU MAY WISH TO CONSULT YOUR BENEFITS ADMINISTRATOR, TAX CONSULTANT, AND/OR ACCOUNTANT BEFORE YOU SIGN IT. SIGNING THIS DOCUMENT WAIVES CERTAIN LEGAL RIGHTS, AND YOU ARE THEREFORE ALSO ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING IT.

ATTACHMENT 1 TO SELECTIVE SEVERANCE PROGRAM RELEASE

The Company hereby informs you that you will be released from employment with the Company due to the [insert date] restructuring of the organization. You are eligible for a severance allowance and other benefits under the Executive Selective Severance Program. The following information is provided to you in accordance with law.

(a)        Severance has been offered to the senior executives of GrafTech International Ltd., and/or its U.S. affiliates whose employment is being terminated.

(b)        The eligibility factors for severance are as follows: you must be a senior executive of GrafTech International Ltd., and/or its U.S. affiliates whose employment is being terminated other than for Cause.

(c)        The time limits are as follows: you must submit a signed Release NO EARLIER than your last day of work, and NO LATER than [insert date], which is at least forty-five (45) calendar days after you receive the Notification Letter and this Release.

(d)        The job titles and ages of all individuals in your organizational unit or group who were and were not selected for termination and offered Executive Selective Severance Program benefits for signing a Release are as follows:

Job Title            Selected             Not Selected        Age